Exhibit 99.1

Hawthorn Bancshares Reports Second Quarter 2019 Financial Results

Jefferson City, Mo. — July 30, 2019  — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended June 30, 2019.

Net income for the current quarter was $3.5 million, or $0.56 per diluted common share, compared to $4.7 million, or $0.74 per diluted common share, for the linked quarter ended March 31, 2019, and net income of $2.9 million, or $0.46 per diluted common share, for the quarter ended June 30, 2018.  Included in the linked quarter net income is a pretax gain on the sale of our Branson branch of $2.1 million ($1.6 million after tax), or $0.26 per diluted common share.  Excluding this gain, net income for the linked quarter was $3.0 million, or $0.48 per diluted common share.

The year to date annualized return on average common equity for the current year was 15.74%  compared to 11.00% for the prior year and the annualized return on average assets was 1.09%  compared to 0.70% for the prior year.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn continued to report increased earnings for the second quarter 2019 with increases of $0.08 and $0.10 in non-GAAP earnings per diluted common share compared to the prior linked quarter and prior year quarter, respectively. Loan growth has slowed during the current year, but net loans were still $62.1 million, or 5.7%, higher than the prior year quarter-end and the net interest margin has steadily improved over the last twelve months from 3.28% for the six months ended June 30, 2018 to 3.39% for the six months ended June 30, 2019. These factors have contributed significantly to our improved earnings versus prior periods. In addition, we have continued to maintain high loan quality as nonperforming loans to total loans was 0.50% at June 30, 2019, compared to 0.49% at December 31, 2018, and 0.58% at June 30, 2018, which has contributed to lower loan loss provisions in the current year versus the prior year.

Non-interest income of $2.1 million for the current quarter was even with the prior linked quarter (excluding the Branson branch sale gain) and only $0.3 million lower than the prior year quarter.    Non-interest expense of $9.7 million for the current quarter was $0.2 million below both the prior linked quarter and prior year quarter. The decrease from the prior periods was mostly due to lower salaries and benefits expenses resulting from our reduction of 43, or 13.3%, in full-time equivalent staff since the quarter ended June 30, 2018.”

Net Interest Income

Net interest income for the quarter ended June 30, 2019 was $12.2 million compared to $11.6 million for the quarter ended March 31, 2019, and $11.0 million for the quarter ended June 30, 2018.  Loan growth slowed during the current quarter but average loans were still $66.8 million, or 6.1%, higher than the prior year quarter which contributed to the improved net interest income. The year-to-date net interest margin of 3.39% increased 13 basis points from the prior linked quarter and 11 basis points from the prior year quarter.

Non-Interest Income and Expense

Non-interest income for the quarter ended June 30, 2019 was $2.1 million compared to $2.1 million for the prior quarter ended March 31, 2019, and $2.4 million for the quarter ended June 30, 2018.    The net change from the prior year quarter of $0.3 million was primarily due to decreases in real estate loan servicing fees and gains on sales of mortgage loans of $0.3 million.

Non-interest expense was $9.7 million for the current quarter, a decrease of $0.2 million from the quarters ended March 31, 2019 and June 30, 2018, respectively.  These decreases were mostly due to lower salaries and employee benefits expense resulting from our reductions in staff.

Allowance for Loan Losses

The Company’s level of non-performing loans was 0.50% of total loans at June 30, 2019 compared to 0.48% at March 31, 2019 and 0.58% at June 30, 2018.  For the quarter ended June 30, 2019, the Company recorded net charge-offs of $212,000, or 0.02% of average loans compared to net recoveries of $43,000 for the quarter ended March 31, 2019,  and net charge-offs of $185,000, or 0.02% of average loans for the quarter ended June 30, 2018.  The allowance for loan losses at June 30, 2019 was $11.9 million, or 1.03% of outstanding loans, and 203.48% of non-performing loans. At March 31, 2019, the allowance for loan losses was $11.8 million, or 1.03% of outstanding loans, and 212.43% of non-performing loans. At June 30, 2018, the allowance for loan losses was $11.2 million, or 1.03% of outstanding loans, and 176.48% of nonperforming loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of June 30, 2019.

Financial Condition

Comparing June 30, 2019 balances with March 31, 2019,  total deposits decreased $64.5 million, or 5.2%, to $1.2 billion at June 30, 2019 while federal funds sold and other overnight deposits correspondingly decreased $68.4 million. During the same period, stockholders’ equity increased 4.3% to $109.4 million, or 7.4% of total assets. The total risk based capital ratio of 13.74% and the leverage ratio of 10.03% at June 30, 2019, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

$000

	Three Months Ended
	June 30,	March 31,	June 30,
Statement of income information:	2019	2019	2018
Total interest income	$16,184	$15,915	$14,288
Total interest expense	4,027	4,286	3,261
Net interest income	12,157	11,629	11,027
Provision for loan losses	250	150	450
Noninterest income	2,121	2,091	2,390
Investment securities (loss) gain, net	—	1	108
Gain on sale of branch, net	—	2,074	—
Noninterest expense	9,671	9,888	9,943
Pre-tax income	4,357	5,757	3,132
Income taxes	837	1,091	225
Net income	$3,520	$4,666	$2,907
Earnings per share:
Basic:	$0.56	$0.74	$0.46
Diluted:	$0.56	$0.74	$0.46

	For the Six Months Ended
	June 30,
Statement of income information:	2019	2018
Total interest income	$32,099	$27,832
Total interest expense	8,313	6,050
Net interest income	23,786	21,782
Provision for loan losses	400	750
Noninterest income	4,212	4,604
Investment securities gain, net	1	206
Gain on sale of branch, net	2,074	—
Noninterest expense	19,559	20,209
Pre-tax income	10,114	5,633
Income taxes	1,928	636
Net income	$8,186	$4,997
Earnings per share:
Basic:	$1.30	$0.80
Diluted:	$1.30	$0.80

FINANCIAL SUMMARY (continued)

(unaudited)

$000

	June 30,	March 31,	June 30,	December 31,
Key financial ratios:	2019	2019	2018	2018
Return on average assets (YTD)	1.09%	1.23%	0.70%	0.74%
Return on average common equity (YTD)	15.74%	18.41%	11.00%	11.45%

	June 30,	March 31,	June 30,	December 31,
	2019	2019	2018	2018
Allowance for loan losses to total loans	1.03%	1.03%	1.03%	1.02%
Non-performing loans to total loans (a)	0.50%	0.48%	0.58%	0.49%
Non-performing assets to loans (a)	1.64%	1.66%	1.79%	1.68%
Non-performing assets to assets (a)	1.29%	1.24%	1.35%	1.30%
Performing TDRs to loans (a)	0.25%	0.27%	0.36%	0.27%
Allowance for loan losses to non-performing loans (a)	203.48%	212.43%	176.48%	208.97%

(a) Non-performing loans include loans 90 days past due and accruing and nonaccrual loans.

	June 30,	March 31,	June 30,	December 31,
Balance sheet information:	2019	2019	2018	2018
Total assets	$1,470,914	$1,538,311	$1,448,650	$1,481,682
Loans, net of allowance for loan losses	1,145,060	1,142,807	1,082,983	1,134,975
Investment securities	218,514	224,274	236,924	223,880
Deposits	1,186,109	1,250,572	1,183,386	1,198,468
Total stockholders’ equity	109,380	104,870	93,133	99,414

Book value per share	$17.43	$16.71	$14.86	$15.86
Market price per share	$26.80	$22.35	$21.06	$20.22
Net interest spread (YTD)	3.07%	2.95%	3.07%	3.05%
Net interest margin (YTD)	3.39%	3.26%	3.28%	3.30%

Use of Non-GAAP Measures

Several financial measures in this press release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this press release are non-GAAP net income, non-GAAP basic earnings per share, non-GAAP diluted earnings per share, non-GAAP return on average assets and non-GAAP return on average common equity. These measures include the adjustment to exclude the impact of the gain on the sale of our Branson branch that closed during the quarter ended March 31, 2019, which is non-recurring and not considered indicative of underlying earnings performance. The Company believes that the exclusion of this item provides a useful basis for evaluating the Company's underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information. The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand the Company's comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:

NON-GAAP FINANCIAL MEASURES

(unaudited)

$000

	Three Months Ended
	June 30,	March 31,	June 30,
Statement of income information:	2019	2019	2018
Net income – GAAP	$3,520	$4,666	$2,907
Effect of net gain on branch sale (a)	—	(1,638)	—
Net income - Non-GAAP	$3,520	$3,028	$2,907
Earnings per share:
Basic – GAAP	$0.56	$0.74	$0.46
Effect of net gain on branch sale (a)	—	(0.26)	—
Basic - Non-GAAP	$0.56	$0.48	$0.46
Diluted – GAAP	$0.56	$0.74	$0.46
Effect of net gain on branch sale (a)	—	(0.26)	—
Diluted - Non-GAAP	$0.56	$0.48	$0.46

	For the Six Months Ended
	June 30,
Statement of income information:	2019	2018
Net income - GAAP	$8,186	$4,997
Effect of net gain on branch sale (a)	(1,638)	—
Net income - Non-GAAP	$6,548	$4,997
Earnings per share:
Basic – GAAP	$1.30	$0.80
Effect of net gain on branch sale (a)	(0.26)	—
Basic - Non-GAAP	$1.04	$0.80
Diluted – GAAP	$1.30	$0.80
Effect of net gain on branch sale (a)	(0.26)	—
Diluted - Non-GAAP	$1.04	$0.80

	June 30,	March 31,	June 30,	December 31,
Key financial ratios:	2019	2019	2018	2018
Return on average assets (YTD) – GAAP	1.09%	1.23%	0.70%	0.74%
Effect of net gain on branch sale (a)	(0.22)%	(0.43)%	—%	—%
Return on average assets (YTD) - Non-GAAP	0.87%	0.80%	0.70%	0.74%
Return on average common equity (YTD) – GAAP	15.74%	18.41%	11.00%	11.45%
Effect of net gain on branch sale (a)	(3.15)%	(6.46)%	—%	—%
Return on average common equity (YTD) - Non-GAAP	12.59%	11.95%	11.00%	11.45%

(a) The pre-tax gain on the sale of the Branson Branch was $2.1 million and $1.6 million after tax.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact: Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100 FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the  Company's quarterly and annual reports filed with the Securities and Exchange Commission.